Exhibit 99.1

PRESS RELEASE
First Nine Months 2009 Results

Third quarter 2009 net additions continue to outpace 2008 levels;

Free Cash Flow up 25% driven by strong operational performance and lower interest costs;

Full year 2009 outlook upgraded on the back of strong year-to-date results.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, October 29, 2009 — Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the nine months ended September 30, 2009.

HIGHLIGHTS

               Continued robust Q3 2009 net additions: broadband +30,000 (+30% yoy), fixed telephony +21,000 (+37% yoy) and Telenet digital TV +64,000 (+60% yoy);

               Year-to-date net additions for all residential products already or close to exceeding full year 2008 levels;

               New marketing campaigns for mobile unveiled as part of conscious transition towards Full-MVNO;

               Revenue of €881.9 million, up 19% versus prior year;

               EBITDA(2) of €459.6 million, up 24% versus prior year, yielding an EBITDA margin of 52.1%;

               Capital expenditures(3) of €215.3 million, including €76.3 million related to set-top box rental;

               Free Cash Flow(4) of €148.1 million, equivalent to 17% of revenue, up 25% year-on-year;

               Net profit of €72.7 million, compared to €31.8 million for the prior year period;

               Full year 2009 outlook upgraded: revenue growth of around 16%, EBITDA growth of around 20%;

               Net Senior Debt to EBITDA leverage unchanged at 3.0x end September 2009 vs. 3.7x at December 31, 2008, notwithstanding €0.50 per share capital disbursement paid on September 1, 2009.

As of and for the nine months ended	Sept 2009	Sept 2008	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	881.9	739.4	19%
Operating Profit	232.7	178.4	30%
Net Profit, Excluding Gains and Losses on Derivatives (1)	91.2	13.5	573%
Net Profit	72.7	31.8	129%

Basic Earnings Per Share	0.65	0.29	124%
Diluted Earnings Per Share	0.65	0.29	124%

EBITDA (2)	459.6	369.8	24%
EBITDA margin %	52.1%	50.0%
Accrued Capital Expenditures (3)	215.3	151.5	42%
Accrued Capital Expenditures as % of revenue	24%	20%
Free Cash Flow (4)	148.1	118.8	25%

OPERATIONAL HIGHLIGHTS (in 000 serviced premises)

Total Cable TV	2,363	1,674	41%
Analog Cable TV	1,447	1,155	25%
Digital Cable TV (iDTV + INDI)	916	519	76%
Broadband internet	1,085	958	13%
Fixed telephony	715	604	18%
Mobile telephony	104	80	30%

Triple play customers	627	373	68%
Services per customer relationship (5)	1.76	1.67	5%
ARPU per customer relationship (€ / month) (5) (6)	34.4	32.8	5%

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	2

(1)          Net profit, excluding net gains/losses on changes in fair values of derivative financial instruments as reported in Table 5.1.

(2)          EBITDA is defined as operating profit + depreciation and impairment + amortization + amortization of broadcasting rights + costs related to stock purchase and option plans.

(3)          Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including capital lease additions, as reported in our consolidated balance sheet on an accrued basis.

(4)          Free Cash Flow is defined as net cash provided by operating activities, excluding cash related to the purchase and sale of derivatives and excluding accelerated interest payments under discounted debt instruments; less cash used in investing activities, excluding acquisitions.

(5)          Customer relationships are equal to the sum of analog and digital basic cable TV subscribers. Subscribers and/or customer relationships on the Telenet Partner Network are included for 9M 2009 but excluded for 9M 2008.

(6)          Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

Conference call — Telenet will host a conference call for institutional investors and analysts on October 30, 2009, at 4.00pm CET.

For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Press:	Marine De Moerlooze	Evelyne Nieuwland
	VP Corporate Communications	Spokesperson
	marina.de.moerlooze@staff.telenet.be	evelyne.nieuwland@staff.telenet.be
	Phone: +32 15 335 771	Phone: +32 15 335 544

Analysts and	Vincent Bruyneel	Rob Goyens
Investors:	Director Investor Relations & Group Treasurer	Manager Investor Relations
	vincent.bruyneel@staff.telenet.be	rob.goyens@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 333 054

About Telenet – Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information – Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2008 as well as unaudited condensed consolidated financial statements included in our earnings releases and presentations related to the financial results of the first nine months of 2009, have been made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations;  potential adverse competitive, economic or regulatory developments; our ability to successfully finalize the integration of the Interkabel Acquisition; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2008 and the unaudited consolidated interim condensed Financial Information as of and for the period ended September 30, 2009 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and have been made available on our website.

Non-GAAP measures – EBITDA, Free Cash Flow and Net Profit Excluding Gains/Losses on Derivatives are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on October 29, 2009, at 5.45pm CET

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	3

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“We are pleased to see that the year-on-year acceleration in subscriber growth, which we realized in the first half of the year, has continued throughout the third quarter despite tougher competition in the residential market. In Q3 2009, we added 115,000 subscribers to our core residential product groups compared to 78,000 net additions for the prior year period. Our Telenet Digital TV product accounted for more than half our total net additions, bringing the digitalization ratio on our enlarged footprint to 39%. As customers migrating from analog to digital cable TV generate an ARPU which is approximately double the basic cable TV access fee, digital TV remains an important value driver for us. Our two other core residential products – broadband internet and fixed telephony – already achieved the same number of subscriber additions during the first nine months of 2009 than during the whole of 2008. This reflects the strong commercial traction of these products both on a stand-alone basis as well as in our multiple play bundles. Our multiple play strategy is pivotal to our overall strategy since it enables us to obtain a higher ARPU per customer relationship, which was up 7% in the third quarter, while significantly reducing churn levels and supporting overall profitability.

The robust subscriber growth and continued progress in the up-tiering of our customer base into multiple play have translated into solid financial results. In the first nine months of 2009, our revenue grew 19% compared to the prior year period, of which 8% was organic growth. On a sequential basis, we saw an acceleration of our organic revenue growth rate despite the growing proportion of bundle discounts following the strong success of our Shakes. Year-to-date, our EBITDA leaped 24% compared to the prior year period, of which 16% was organic, resulting in an EBITDA margin of 52.1%. Excluding the close to breakeven EBITDA of BelCompany – which we acquired at the end of Q2 2009 – the EBITDA margin over the first nine months of the year amounted to 52.7%. Our free cash flow for the period came in at €148 million, up 25% year-on-year, which already tops the full year 2008 result. In August, we successfully finalized the voluntary extension process of our existing term loans, resulting in an extension of our maturities by on average just over 2 years. We believe that this leverage-neutral transaction will further improve stability of our debt capitalization while providing additional cash flow flexibility to our business. As a result, we have no major debt amortizations before the end of 2014.

Today, we have also unveiled new marketing campaigns for our mobile products, which are part of our conscious progress in our transition to Full-MVNO. Capitalizing on our existing customer base of almost 2.4 million customer relationships and a leading brand, we are keen to grow our mobile business in carefully measured steps. These first marketing efforts for mobile, as well as our seasonally higher marketing spend in the fourth quarter, are fully integrated in our updated full year 2009 outlook. Having thus completed the first nine months of 2009, we are pleased to note that to date the economic slowdown has not noticeably impacted our business. Obviously, we remain prudent for the final quarter given the highly competitive environment we operate in, and the ongoing economic downturn. We should at the same time reiterate that the reported growth rates over the first nine months of 2009 should not be extrapolated to the final quarter of the year, particularly since we have consolidated Interkabel since October 1, 2008, and our growth rates will therefore revert to organic growth rates as of Q4 2009 and onwards. For the full year of 2009, we now target revenue growth of around 16% compared to above 14% previously, and our EBITDA growth outlook is raised from above 15% to approximately 20%. Our revised EBITDA outlook incorporates the typical seasonality of a lower EBITDA margin in the fourth quarter of the year. Despite continued capital investments to generate future profitable growth, we remain optimistic in our ambition to lift our free cash flow well above last year’s level.”

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	4

1      Operational highlights

IMPORTANT REPORTING CHANGES

Multiple play statistics. As of July 1, 2009, all multiple play statistics we report refer to the Combined Network reflecting the fully integrated status of the Interkabel subscriber base. We should remind that the Combined Network regroups both the former Telenet Network and the Telenet Partner Network with a total of 2,788,000 homes passed at the end of September 2009.

Reclassification of revenue from business coax products. As of January 1, 2009, all revenue from business subscribers to coaxial broadband internet and fixed telephony have been reallocated from Business services revenue to Residential broadband internet and Residential telephony revenue. The purpose of this reallocation is to match revenue with subscriber data since business subscribers to these coaxial products were already counted in the broadband internet and fixed telephony statistics. For comparative purposes, we have restated first nine months 2008 revenue as follows:

- Business services: (€18.8 million) of which (€6.4 million) in Q3 2008

- Residential broadband internet: €15.8 million of which €5.4 million in Q3 2008

- Residential fixed telephony: €3.0 million of which €1.0 million in Q3 2008

OVERVIEW & MULTIPLE PLAY

The challenging economic and intensely competitive environment, which we witnessed during the first half of the year, continued throughout the third quarter, yet without any meaningful impact to date on our overall business performance. Despite tougher competition in the residential market since the end of the second quarter, we succeeded in achieving strong net additions in the third quarter while keeping overall churn well under control taking into account seasonally higher churn in the third quarter versus the second quarter. During the third quarter, we added 115,000 subscribers to our three core residential product groups of digital TV, broadband internet and fixed telephony compared to 78,000 in the third quarter of last year. Year-to-date, our core residential products attracted 434,000 new subscribers, an increase of 67% compared to the prior year period.

We attribute the robust subscriber growth relative to last year to two factors. The first being the acquisition of Interkabel in October 2008 through which we expanded our footprint to the whole of Flanders and which enabled us to start offering multiple play bundles to the remaining third of Flanders where we were already offering both broadband internet and fixed telephony services prior to the Interkabel Acquisition. The second being the continued commercial success of our segmented multiple play bundles marketed under our “Shakes” brand. In today’s economic environment, consumers are increasingly focused on value, and our Shakes bundles address their budgetary concerns by offering multiple play packages at attractive prices. At the same time, since a higher portion of our newly acquired customers immediately opt for a triple play bundle; we are enjoying increased revenue per customer relationship together with the operational benefits of installing and servicing customers at higher levels of efficiency.

Our total subscriber base increased 29% year-on-year to 4,163,000 at the end of September 2009 compared to 3,236,000 twelve months earlier (excluding mobile telephony in both cases). As of Q3 2009, all multiple play statistics relate to the Combined Network which reflects the fully integrated status of the Interkabel subscriber base. At the end of September 2009, we recorded 627,000 triple play customers compared to 373,000 a year earlier, marking a 68% year-on-year increase. The proportion of triple play customers relative to our total customer relationships further expanded to 27% by the end of September 2009 compared to 23% a year earlier and 26% at the end of Q2 2009. Our ratio of services per customer relationship continued to improve, reaching 1.76 at the end of September 2009 compared to 1.67 a year earlier.

ARPU PER CUSTOMER RELATIONSHIP

Over the first nine months of 2009, ARPU per customer relationship across the Combined Network reached €34.4, an increase of 5% compared to the prior year period. For Q3 2009, the comparable ARPU per customer relationship amounted to €35.3, a 7% increase compared to €33.0 in Q3 2008. Although bundle and other discounts affect individual product ARPUs, these effects are mitigated by a growing proportion of newly acquired customers immediately signing up for a multiple play bundle, through which we obtain a higher ARPU per customer relationship. In addition to organic customer growth, ARPU trends are supported by subscribers migrating from analog to digital television thereby generating an average ARPU of approximately double the analog base fee.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	5

1.1       Broadband internet

SUBSCRIBER BASE

At the end of September 2009, our total broadband internet subscriber base reached 1,085,000, up 13% compared to the prior year period. Year-to-date, we added 100,000 broadband subscribers compared to 75,000 over the first nine months of 2008. In Q3 2009, we achieved 30,000 net additions, a comparable increase to the previous quarter yet significantly above the 23,000 net additions for Q3 2008. Consequently, our broadband internet penetration across the Combined Network (as a % of homes passed) continued to expand from 34.7% at the end of September 2008 to 38.9% only one year later. We believe the robust growth of our broadband subscriber base results from multiple factors, including (i) product and speed leadership over competing technologies; (ii) the reliability of our network; and (iii) our appealing pricing structures resulting from the internet component in our Shakes bundles carrying upgraded internet specifications compared to our stand-alone internet products. Although churn is typically higher in Q3 than in Q2 due to seasonal factors, the trend of improving churn rates year-on-year continued. Annualized broadband churn amounted to 7.4% in Q3 2009 compared to 8.9% in the prior year period and to 6.4% recorded in Q2 2009.

REVENUE

Our residential broadband internet revenue over the first nine months of 2009 grew 7% to €298.7 million from €279.6 million a year ago. During the year, we witnessed an acceleration of our residential broadband internet revenue growth from 6% in Q1 2009 to 7% in Q2 2009 to 8% in Q3 2009, thereby lifting individual quarterly product revenue above the €100 million milestone for the first time in our history (Q3 2009: €101.2 million). We attribute this strong performance to a combination of robust subscriber growth for our internet products and a slower pace of downward migrations since the launch of our extended Shakes+ bundles in early July 2009. Nevertheless, we continue to observe a higher proportion of our newly acquired customers subscribing to a lower-tier broadband product as a result of the upgraded broadband specifications in our Shakes bundles.

1.2       Telephony

SUBSCRIBER BASE – FIXED TELEPHONY

We served 715,000 fixed telephony subscribers at the end of September 2009. Year-to-date, we added 87,000 customers to our fixed telephony base, including 21,000 in Q3 2009. We achieved substantially higher net additions than the prior year period when we added respectively 56,000 and 15,000 new subscribers over the first nine months and third quarter of 2008, respectively. We attribute this solid performance to the broad appeal of our product bundles and flat fee rate plans. The penetration of our fixed telephony product within the Combined Network (as a % of homes passed) reached 25.6% at the end of September 2009 compared to 21.9% a year earlier. Annualized churn for our fixed telephony product improved by a healthy 2 percentage points from 8.4% in Q3 2008 to 6.4% in Q3 2009 and was only fractionally higher than the 5.8% we recorded in Q2 2009.

SUBSCRIBER BASE – MOBILE TELEPHONY

Two diverging factors colored our mobile telephony subscriber growth in Q3 2009. On the one hand, we noticed an underlying acceleration in the number of net additions from around 7,000 per quarter to 10,000 in Q3 2009 (as adjusted for 6,000 inactive SIM cards as explained below). The higher pace of net additions stems predominantly from the June 2009 acquisition of the BelCompany retail stores, which enabled us to increase the availability of our mobile products and which has driven higher SIM card activation rates. On the other hand, this improved trend was temporarily offset by a voluntary clean-up of our mobile telephony subscriber base prior to our switch to Full-MVNO. This resulted in the deactivation of 6,000 inactive SIM cards, which had no impact on our mobile revenue. Consequently, we ended the quarter with 104,000 mobile subscribers. To date, our mobile offering has been targeted towards existing multiple play customers and hence the customer growth was achieved without incurring meaningful incremental marketing costs. However, towards the end of the third quarter, we have initiated our first mobile-focused marketing campaigns to support the launch of our new mobile data products. On October 28, 2009, we have

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	6

unveiled the new marketing campaigns aiming to increase general market awareness of our mobile products in light of our carefully phased migration towards Full-MVNO.

REVENUE

Our residential telephony revenue, which includes both the contribution of our fixed and mobile telephony businesses, rose 3% over the first three quarters of 2009 versus the prior year period to €165.1 million. Revenue growth for the third quarter amounted to 5% (€56.0 million) mainly driven by a higher subscriber base and a marked slowdown in the erosion of our fixed telephony ARPU. The gradual increase in our mobile subscriber base also translated into higher mobile revenue, up 27% year-on-year and thereby starting to make a meaningful, albeit limited contribution to our top line.

In recent quarters we faced downward pressure on our fixed telephony revenue due to two recurring factors: firstly, the addition of new subscribers on competitively priced bundled and flat rate tariffs and secondly the negative impact of our required adoption of the new regulatory framework, through which we incur reduced fixed line termination rates to our network. This framework towards near reciprocity in interconnect charges with the incumbent’s reference rate was implemented in 2007 and ends in 2009. Consequently, over the first nine months of 2009, we incurred a termination rate decrease of 55% versus the prior year, with a negative impact on our telephony revenue of approximately €6.5 million (Q3 2009: €2.0 million). Excluding interconnection, our subscription-driven and usage-based fixed telephony revenue showed a healthy 9% growth year-on-year.

1.3         Television

1.3.1      Digital & Premium Television

SUBSCRIBER BASE

At the end of September 2009, our digital cable TV subscriber base totaled 916,000 comprising 857,000 Telenet Digital TV subscribers and 59,000 customers on the INDI Digital TV platform, which we acquired as part of the Interkabel Acquisition. In line with our expectations and consistent with trends observed over recent quarters, INDI’s subscriber base continued to erode gradually, but with the majority of these customers migrating to our interactive Telenet Digital TV platform. Year-to-date, we welcomed 247,000 new subscribers to our Telenet Digital TV product compared to 128,000 net additions over the first nine months of 2008. We should reiterate that iDTV subscriber growth in the final quarter of last year and the first half of the year was largely driven by pent-up demand in the acquired Interkabel area and that most of this effect was fulfilled by the end of Q2 2009. Nevertheless, we succeeded in expanding our Telenet Digital TV subscriber base by 64,000 in Q3 2009, emphasizing the commercial traction of our interactive TV platform and the appeal of our multiple play bundles.

At the end of the quarter, 39% of our total cable TV subscriber base within the Combined Network had discovered the benefits and convenience of our digital TV offering either through a Telenet Digital TV or INDI set-top box. This compares to a like-for-like 28% digitalization rate at the end of last year and to 36% at the end of Q2 2009.

In addition to the aforementioned digital TV platforms, we still have 6,000 subscribers to the premium analog PayTV service delivered through an alternative platform (former Canal+) which is only available on the Telenet Partner Network. Our premium analog payTV subscriber base contracted by 4,000 in the quarter and continues to trend down. The majority of these customers migrated to the Telenet Digital TV platform.

SERVICES

Total video-on-demand transactions grew by 58% over the first nine months of 2009 to 22.8 million compared to 14.4 million over the first nine months of 2008. In Q3 2009 alone, we recorded 8.4 million transactions (up 68% year-on-year). Compared to the prior year period, the number of average monthly transactions per user remained stable around 3.5 over the first nine months of the year. In addition to video-on-demand revenue, our premium cable TV revenue is driven by the strong uptake in rentals of the high-end HD and PVR-enabled set-top boxes which provide a positive boost to our recurring monthly set-top box rental fees. The other contributors to our digital TV revenue

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	7

include subscription fees to our thematic and premium channel packages, the latter marketed under the brand name PRIME, and interactive services.

REVENUE

Our premium cable television revenue reflects the robust growth of our digital TV base. Digital TV customers typically generate an ARPU which is approximately twice as high as the basic cable TV ARPU, through the use of on-demand content, the uptake of our thematic and premium channel packages, as well as recurring rental fees. Total premium television revenue generated by our Telenet Digital TV, INDI and PayTV customers reached €82.5 million for the first nine months of 2009, up from €56.3 million for the prior year period, an increase of 47%. On a sequential basis, the pace of premium cable television revenue growth accelerated from 44% in Q1 2009 to 43% in Q2 2009 to 53% in Q3 2009 (€29.4 million). This revenue is in addition to basic TV subscription revenue as described below.

1.3.2     Basic Cable Television

SUBSCRIBER BASE

Subscribers to both basic analog and digital television services reached 2,363,000 at the end of September 2009 compared to 1,674,000 at the end of September 2008. This growth is principally attributable to the acquisition of Interkabel in October 2008, which allowed us to begin offering TV services (analog or digital) and bundles across the entire Flemish region.

Year-to-date, we recorded a net organic loss of 39,000 basic cable TV subscribers within our Combined Network. This net organic loss excludes migrations to our digital TV platform and represents customers churning to competitor’s platforms, such as other digital television providers and satellite operators. The rate of organic attrition in Q3 2009 was 11,000, broadly stable compared to the previous quarter, which we believe is a solid achievement given the tougher competition in the residential market. The penetration of basic cable TV (as a % of homes passed) within the Combined Network stood at 84.8% at the end of September 2009 versus 86.6% a year earlier. Although the net organic loss rate has moderated throughout the year, we continue to foresee greater competition from alternative television platforms going forward.

REVENUE

Our basic cable television revenue comprises the basic subscription fee for both analog and digital TV customers (both Telenet Digital TV and INDI). For the first nine months of the year, we recorded a 46% increase in basic cable television revenue to €240.0 million (Q3 2009: €80.5 million, up 46% year-on-year).

The substantial year-on-year increase is primarily a consequence of the Interkabel Acquisition and to a lesser extent due to the approximately 6% increase of the basic TV subscription fee, implemented as of February 2009. While our digital cable TV customers are billed on a monthly basis and therefore are already reflecting the tariff increase, we only apply the higher subscription fees to our analog cable TV customers upon sending their annual invoice. Hence, we anticipate that this price increase will continue to contribute to increased basic cable ARPU until February 2010.

1.4       Telenet Solutions – Business division

Over the first nine months of 2009, our business services division posted revenue of €57.6 million, a 3% increase compared to the prior year period. While year-on-year revenue declined by 3% in Q2 2009 after a sound 4% increase in Q1 2009, we are pleased with the revenue uptick in our business-to-business division in Q3 2009. Q3 2009 revenue came in at €19.3 million, up 7% compared to the prior year period. While the growth rate continued to be impacted by the migration of a large fiber access wholesale contract in the southern part of Belgium to the Walloon cable companies, underlying revenue growth redressed with particularly a strong performance of our data, internet and TV products.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	8

To date, our business services division has not suffered materially as a result of the economic downturn, which we believe reflects our well diversified portfolio both in terms of size and in terms of industries. Although we remain cautious about the potential future impact from the economic crisis on our business-to-business division, we feel comfortable that Telenet Solutions’ FY 2009 revenue will perform ahead of our expectations. Compared to last quarter’s guidance of flat full-year revenue for this division, we now believe that top line growth will be in the low single-digit range, which we would consider a solid outcome in the current tough economic and price sensitive environment.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	9

2            Financial highlights

2.1         Revenue

Over the first nine months of 2009, we generated revenue of €881.9 million, up 19% compared to the prior year when we recorded revenue of €739.4 million. Robust subscriber growth for our core residential product groups of digital TV, broadband internet and fixed telephony over the past year has been one of the driving factors behind this solid revenue increase alongside targeted acquisitions of Interkabel and BelCompany. As a reminder, we began consolidating the acquired Interkabel cable television activities as of October 1, 2008 and BelCompany since June 30, 2009. The latter’s revenue is included in “Distributors/Other”. Excluding the effect of both acquisitions, revenue growth over the first nine months of 2009 amounted to 8%. On a sequential basis, the acceleration in revenue growth, which we observed in the first half of the year, continued throughout the third quarter. Overall top line growth accelerated from 16% in Q1 2009 to 19% in Q2 2009 to 23% in Q3 2009. Importantly, this trend is not only attributable to the BelCompany acquisition as we have also seen a further increase in the pace of organic revenue growth. Organic revenue growth in Q3 2009 came in close to 10% compared to 6% in Q1 2009 and 9% in Q2 2009. For the three months ended September 30, 2009, revenue was €304.5 million versus €247.0 million in the prior year quarter.

We enjoy a well-balanced and stable revenue mix with a large share of recurring subscription-based revenue and an increasing proportion of multiple play bundles, which exhibit lower churn rates. While the increasing take-up of our Shakes bundles incrementally reduces individual product ARPUs, we benefit from a higher ARPU per customer relationship as soon as customers subscribe to two or more products.

■              Through a combination of the deferred benefit of an increase of approximately 6% in the basic cable TV fee and the Interkabel Acquisition, our basic cable television revenue recorded a growth of 46% year-on-year to €240.0 million for the first nine months of 2009 (Q3 2009: €80.5m, up 46% year-on-year).

■              Premium cable revenue, which includes PayTV and video-on-demand revenue as well as rental fees and interactive services on the platform, rose 47% year-on-year in the first nine months of 2009 to €82.5 million (Q3 2009: €29.4 million) driven by strong net additions for our Telenet Digital TV product and higher set-top box rental fees, as well as a growing number of video-on-demand transactions. Our reported premium cable television revenue excludes sales of digital TV set-top boxes, which are classified under “Distributors/Other”, while set-top box rentals are included within the recurring premium cable television revenue.

■              In the first nine months of 2009, the revenue generated by set-top box sales and other customer premise equipment was €4.4 million compared to €7.1 million for the prior year period. This decrease is predominantly attributable to the shift to set-top box rentals, which generate recurring revenue under the form of a monthly rental fee, as opposed to the one-time revenue from set-top boxes sales. The 62% revenue leap in “Distributors/Other” revenue over the first nine months of 2009 compared to the prior year period is primarily driven by the acquisition of BelCompany which contributed €9.0 million revenue in Q3 2009. The remaining €24.6 million of “Distributors/Other” revenue represents revenue from cable television activation and installation fees and an increasing share of other services such as online advertising on our portal and community websites.

■              Residential broadband internet revenue recorded a 7% increase over the first nine months of the year compared to the prior year period, amounting to €298.7 million (Q3 2009: €101.2 million). In line with recent quarterly trends, strong subscriber growth was partly mitigated by the fact that the uptake was more concentrated in bundles which affects individual ARPUs.

■              Telephony revenue increased 3% over the first nine months of the year to €165.1 million compared to €159.5 million in the comparable period last year. The continued growth in both fixed and mobile telephony subscribers is partly offset by a combination of continued downwards price trends resulting from an increasing share of free outbound fixed calls, bundle discounts and the regulatory-driven reduction of our fixed termination rates by approximately 55%. The latter factor has negatively impacted our fixed telephony revenue by €6.5 million since the start of 2009.

■              Our business services division revenue rose 3% over the first nine months of the year to €57.6 million. Whereas our business-to-business revenue fell 3% year-on-year in Q2 2009, revenue growth rebounded swiftly in the course of Q3 2009 to 7% leading to Q3 2009 revenue of €19.3 million.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	10

2.2       Expenses

Total operating expenses for the first nine months of 2009 totaled €649.2 million, a 16% increase compared to the €561.0 million for the comparable period last year. In Q3 2009, our total operating expenses grew 24% compared to the prior year period to €227.7 million. It should be noted that the large majority of this increase in both periods was non-organic and attributable to the acquisitions of Interkabel and BelCompany. Excluding these acquisitions, our operating expenses increased by 3% for the first nine months of 2009 and by 7% for Q3 2009 alone. We attribute the organic increase in costs in the quarter to higher sales commissions, increased marketing spend – including our first mobile-focused marketing campaigns – an increase in stock-based compensation as well as the continued robust subscriber additions. On both an organic and overall basis, expenses increased at a much slower pace than revenue thanks to the operational efficiency improvements which we continue to pursue in our sales, customer care and repair divisions and strict control of our overhead expenses.

■              Employee benefits amounted to €89.4 million for the first nine months of 2009, a decline of 3% due to a shift to outsourced labor activities, which appears under “Network operating and service costs”, and a one-off positive impact for compensation benefits resulting from a reduction of certain accruals during the first half of 2009, partially offset by a general wage adjustment by the consumer price index of 4.5%.

■              Depreciation and amortization reached €223.0 million for the first nine months of 2009, an increase of 19% compared to the prior year period. This increase can be attributed to the depreciation of the capital lease and amortization of the intangible assets acquired in the Interkabel Acquisition, and a larger share of capital expenditures being represented by rental set-top boxes, which are depreciated in a shorter timeframe than our network assets.

■              Network operating and service costs totaled €252.8 million, an increase of 23% year-on-year, which is primarily attributable to the acquisitions of both Interkabel and BelCompany and the outsourcing of our video editing services, offset through lower employee benefits. On an organic basis, we saw an increase in direct expenses such as external call center capacity, copyright and content costs, interconnect termination fees and other network operating costs, reflecting the continued strong growth of our subscriber base. On the other hand, the increased reliability of our network and further platform upgrades of our digital TV product generated a favorable impact on our service costs on a per RGU basis.

■              Advertising, sales and marketing rose by 8% to €45.0 million for the first nine months of 2009. While advertising, sales and marketing costs decreased 3% year-on-year in Q2 2009, costs were up 15% in Q3 2009 to €15.4 million mainly due to higher sales commissions, the effect of the BelCompany acquisition and higher marketing spending relative to the previous quarter.

■              Other costs reached €35.1 million, up by 18% year-on-year, reflecting an increase in business-supporting corporate advisory and legal fees.

As a percentage of total revenue, our total operating expenses (including depreciation and amortization) declined by 2.3 percentage points year-on-year in the first nine months of the year, to 74%. As for Q3 2009, total operating expenses as a percentage of total revenue of 75% remained stable compared to the prior year period as the cost increase in the quarter was fully absorbed by higher revenue.

2.3       EBITDA and operating profit

EBITDA increased to €459.6 million for the first nine months of 2009, a 24% increase from €369.8 million in the prior year period. This represents an EBITDA margin of 52.1% compared to 50.0% in the prior year, an improvement of 2.1 percentage points. The strong growth in our EBITDA is primarily the result of our continued focus on process and product platform improvements, an accelerated uptake of multiple play and overall disciplined cost control. Excluding the impact of the acquisitions of Interkabel and BelCompany, our EBITDA for the first nine months of 2009 increased by 16% year-on-year.

For Q3 2009, we achieved an EBITDA of €154.8 million and an EBITDA margin of 50.8%, up by 22% from last year, or by 13% organically. The acquisition of BelCompany as of June 30, 2009, had a dilutive effect on our Q3 2009 EBITDA margin of 1.7 percentage points, without which our third quarter EBITDA margin would have been 52.4%. BelCompany’s close to breakeven EBITDA is comparable to similar retail distributions operations.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	11

The combination of strong EBITDA growth, the Interkabel Acquisition and an increase in depreciation and amortization, led to an operating profit of €232.7 million for the first nine months of 2009, compared to €178.4 million for the first nine months of 2008, an increase of 30%. For the third quarter of 2009, we generated an operating profit of €76.8 million, up by 23% from the prior year period.

2.4       Net result

FINANCE INCOME AND EXPENSES

Net finance expenses were €120.0 million for the first nine months of 2009 compared to €95.5 million for the prior year period, representing the combined effect of lower interest expenses on our Senior Credit Facility, interest expenses on our new capital lease agreement with Interkabel and a negative impact from changes in the fair value of our interest rate hedges, which had a significant positive impact on the prior year’s results. For the third quarter of 2009, we reported net finance expenses of €39.3 million versus €59.7 million for the prior year period, primarily driven by changes in the fair value of our derivatives.

Interest income and foreign exchange gain

Interest income for the first nine months of 2009 was €0.9 million, compared to €4.5 million in the prior year period. This decrease is primarily attributable to lower interest rates and a lower average cash balance as excess cash was used to entirely repay the outstanding amount of €85.0 million on the Revolving Facility over the first half of this year. For the third quarter, we reported interest income of €0.3 million, versus €1.9 million last year.

Interest expenses and foreign exchange loss

Our net interest expense for the first nine months of 2009 totaled €102.4 million, down from the €118.2 million for the prior year period. This decrease is primarily attributable to the lower EURIBOR interest rate, which sets the base for our total interest expenses carried on our Senior Credit Facility. This decrease was partially offset by additional interest expenses of €17.4 million on the capital lease implemented for the Interkabel Acquisition. Within these first nine months results, our third quarter accounted for net interest expense of €35.3 million, a decrease compared to the €38.8 million for the prior year period, achieved despite additional interest expenses due on the Interkabel capital lease.

Net gains or losses on derivative financial instruments

We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and differences in fair value are reflected in our income statement. These changes in fair value do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the first nine months of 2009, the change in fair value of our interest rate derivatives yielded a loss of €18.5 million, versus a gain of €18.2 million in the prior year period, within which our third quarter represented losses of €4.4 million and €22.8 million for 2009 and 2008, respectively. These changes in fair value are largely the consequence of changes in the 3 month-EURIBOR interest rate curve through the maturity dates of these instruments.

INCOME TAX EXPENSES

For the first nine months of 2009, we recorded income tax expenses of €39.6 million, compared to €50.7 million for the first nine months of 2008, reflecting on the one hand the increasing profitability of our legal entity Telenet NV and on the other hand a nonrecurring tax credit of €12.5 million related to the recognition of current and future investment deductions applicable under Belgian tax law, which we recorded in Q2 2009.  As of the third quarter of 2009, our subsidiary Telenet NV has used all of its available tax losses carried forward, resulting in the recognition of €11.4 million of current income taxes, while the remaining €28.2 million are deferred income taxes. For Q3 2009 alone, we incurred income tax expenses of €12.3 million in Q3 2009 versus €19.9 million for Q3 2008. Since Belgium does not apply tax consolidation rules, tax expenses within individual group entities cannot be correlated to the consolidated net income of Telenet Group Holding NV.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	12

NET INCOME

We recorded a net profit of €72.7 million for the first nine months of 2009, including a loss on our interest rate derivatives of €18.5 million, without which we would have recorded a net profit of €91.2 million. In the prior year period, we reported net profit of €31.8 million, including an €18.2 million gain on our interest rate derivatives, without which we would have recorded a net profit of €13.5 million. Excluding these gains and losses on our interest rate hedges in both years, we therefore experienced a dramatic increase in net income, due primarily to our underlying operating improvements and lower interest expenses. For the third quarter of 2009 alone, our net profit was €25.0 million, compared to a net loss of €17.2 million in 2008, or an underlying net profit of €29.4 million and €5.6 million, respectively when excluding the impact from gains and losses on our interest derivatives.

2.5       Cash flow and liquidity

NET CASH PROVIDED BY OPERATING ACTIVITIES

Net cash provided by operating activities grew by 22% to €351.1 million for the first nine months of 2009 from €287.9 million in the prior year period. This increase reflects the combination of growth in our EBITDA and lower cash interest expenses, partially offset by a steadily declining working capital benefit arising from the migration from annual prepaid billing to monthly billing, which is correlated to the evolution of analog subscribers to digital. In the third quarter, working capital movements were stable year-on-year, resulting in increased net cash provided by operating activities of €110.2 million in 2009 versus €80.7 million in 2008.

NET CASH USED IN INVESTING ACTIVITIES

Net cash used in investing activities was €209.0 million for the first nine months of 2009, compared to €173.7 million in the prior year period. This increase primarily reflects higher cash capital expenditures resulting from the strong success of our digital TV rental boxes offering. In addition, our cash flow includes €6.0 million of cash usage to fund the acquisition of BelCompany in Q3 2009, while €4.5 million was used in Q1 2008 for the acquisition of Hostbasket. In Q3 2009, net cash used in investing activities was €60.2 million, compared to €49.6 million for Q3 2008.

FREE CASH FLOW

We generated Free Cash Flow of €148.1 million for the first nine months of 2009, an increase of 25% from the €118.8 million for the prior year period. In Q3 2009, free cash flow contribution was €55.5 million compared to €31.1 million in Q3 2008, which was primarily the combined effect of higher cash capital expenditures, stable working capital movements, a strong improvement in our EBITDA and lower cash interest expenses on our Senior Credit Facility.

NET CASH USED IN FINANCING ACTIVITIES

Net cash used in financing activities amounted to €77.3 million for the first nine months of 2009, compared to net cash provided by financing activities of €70.5 million for the prior year period. The cash usage in the first nine months of 2009 is a combined effect of (i) the repayment of €85.0 million on the outstanding balance of our Revolving Facility which we drew in Q3 2008 to fund a portion of the Interkabel Acquisition; (ii) the payment of a €55.8 million capital decrease to our shareholders in the third quarter of 2009; partially offset by (iii) the drawdown of €90.0 million under the Term Loan B2B, the availability of which would have otherwise expired on June 30, 2009. The cash provided in the first nine months of 2008 is primarily the result of the drawdown of €85.0 million under the Revolving Facility.

The remainder of the cash used in financing activities included various lease repayments and the €17.8 million scheduled repayment of the new Telenet Partner Network capital lease following the Interkabel Acquisition. For the third quarter of 2009, net cash used in financing activities was €73.8 million, primarily reflecting the payment of the capital decrease to shareholders of €55.8 million and upfront fees connected to our debt extension process of €12.0 million. This compares to net cash provided by financing activities of €82.9 million for the prior year period, including the €85.0 million drawdown of the Revolving Facility.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	13

As of September 30, 2009, we held €130.5 million of cash and cash equivalents, compared to €65.6 million as of December 31, 2008, reflecting the repayment of the Revolving Facility of €85.0 million and the capital reduction of €55.8 million, offset by the drawdown of the Term Loan B2B of €90.0 million and strong Free Cash Flow of €148.1 million for the first nine months of 2009.

LEVERAGE RATIO AND AVAILABILITY OF FUNDS

As of September 30, 2009, the outstanding balance of our Senior Credit Facility and outstanding cash balance generated a net senior debt leverage ratio of 3.0x EBITDA1, down from 3.7x EBITDA at December 31, 2008, and significantly below the covenant of 6.25x and the availability test of 5.0x. Compared to the previous quarter, our net senior debt leverage ratio remained stable despite the payment of the capital reduction. Under the Senior Credit Facility, we have access to the additional committed Term Loan facilities B2A and E2 and the Revolving Facility of €310.0 million in aggregate, subject to compliance with the above covenants, with availability up to and including June 30, 2010 and June 30, 2014, respectively, pursuant to the amendments to the Senior Credit Facility. On August 7, 2009, we successfully finalized the voluntary extension process of our existing term loans under the Senior Credit Facility. This leverage-neutral transaction further improved the stability of Telenet’s debt capitalization by providing additional cash flow flexibility to the business. In addition, no major debt amortizations are due before end of 2014.

2.6       Capital expenditures

Accrued capital expenditures were €215.3 million for the first nine months of 2009, representing 24% of revenue, and including €76.3 million of set-top box expenditures, which accounted for 35% of total capital expenditures. The high proportion of rental set-top boxes in our accrued capital expenditures was due to the continued strong success of Telenet Digital TV primarily in both our first and second quarters and a strong customer preference for the more expensive HD PVR-enabled set-top box. Our set-top box capital expenditures represent an upfront investment that generate a return in the form of monthly recurring rental fees.

In addition to the rental set-top boxes, 20% of our total accrued capital expenditures during the first nine months of 2009 were related to installations and customer equipment and 23% to network growth and expansions, such as the 600 MHz network bandwidth upgrade project and various investments to accommodate our increased subscriber base and broadband speed requirements. This implies that approximately 78% of our accrued capital expenditures during the first nine months of 2009 are scalable or subscriber related. The remainder represents refurbishments and replacements of network equipment, television content acquisition costs and investments in our IT-platform and systems. By comparison, for the first nine months of 2008, accrued capital expenditures were €151.5 million, representing 20% of revenue, including €30.4 million of set-top box expenditures.

For the third quarter of 2009, our accrued capital expenditures amounted to €63.5 million, including €15.2 million of set-top box expenditures. Capital expenditures excluding rental set-top boxes slightly increased year-on-year as a result of the start of our “Pulsar” project. Through “Pulsar” we are expanding our digital and interactive network bandwidth by gradually splitting the optical nodes which bridge our fiber optic and coax networks. In addition, as of the third quarter of 2009, we started the first phase of the implementation of our mobile switch center following the Full-MVNO agreement with Mobistar. These investments will be more material in the final quarter of 2009, but at the same time fully within the boundaries of our full year outlook for capital expenditures.

1 Calculated as per Senior Credit Facility definition, using net senior debt divided by last two quarters’ annualized EBITDA, including stock-based compensation.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	14

3                                    Outlook and other information

3.1       Outlook for the year 2009

Having thus completed the first nine months of 2009, we are pleased to upgrade our full year 2009 outlook in order to reflect our better than anticipated year-to-date performance on both an operational and financial level. The impact from the economic slowdown on both our residential and business segments has been lower than initially estimated, while organic growth in our revenue has continued to accelerate quarter to quarter. Our EBITDA performance reflects our continuous efforts in controlling our cost base as well as the various efficiency levers generated by multiple play.

However, despite the solid growth seen so far in 2009, we remain cautious about the tougher competitive environment we face and the potential adverse trends from the economic slowdown, of which the latter primarily could have an impact on customer payment behavior and downward product migrations. In addition, our growth rates for the first nine months of 2009 should not be extrapolated to the final quarter of 2009 and onwards. Since we acquired and have consolidated Interkabel since October 1, 2008, we will revert to organic growth rates starting from the fourth quarter of 2009.

Nonetheless, based on our continued strong subscriber growth and the acceleration in the organic revenue growth to date, we are upgrading our full year revenue growth outlook to “around 16%” from “in excess of 14%”. Given our year-to-date ability to maintain solid profitability levels while taking into account the seasonality pattern for our final quarter of the year, typically yielding a lower EBITDA versus prior quarters, we are upgrading our EBITDA growth outlook to “around 20%” from “in excess of 15%”. Our first marketing efforts for mobile, as well as our seasonally higher marketing spend in the fourth quarter, are fully integrated in our updated EBITDA growth outlook. The full year outlook for our capital expenditures remains unchanged as we expect an increased pace of investments in our network upgrades and the implementation of our mobile switch center in the final quarter of this year. Given the upgraded revenue outlook, the overall capex to sales ratio (including set-top box rental capex) would nonetheless come in lower than initially anticipated.

Notwithstanding higher future growth related investments, we remain confident that the strength of our operational results will drive improving free cash flow generation for 2009 compared to last year, delivering significant shareholder value, in line with our long-term objectives.

	Original Outlook FY 2009 (February 2009)	Revised Outlook FY 2009 (July 2009)	Revised Outlook FY 2009 (October 2009)
Revenue growth	> 12% (i.e. €1,141m+)	> 14% (i.e. €1,161m+)	~ 16% (i.e. ~€1,182m)
EBITDA growth	> 12% (i.e. €566m+)	> 15% (i.e. €581m+)	~ 20% (i.e. ~€605m)
Capital expenditures(1)	~ €230 million	~ €230 million	~ €230 million
Free Cash Flow	improve vs. 2008	improve vs. 2008	improve vs. 2008

(1) Accrued capital expenditures, including capital lease additions, but excluding rental set-top boxes of up to €90 million - €100 million.

3.2       Dividend policy – shareholder distributions

Our primary objective is to maintain sufficient resources and flexibility to meet our financial and operational requirements and at the same time, we will continuously seek ways to create shareholder value through solid growth in our business operations. Future distributions will be based on our past and future projected Free Cash Flows and an assessment of our underlying business performance, accretive organic or external business opportunities, the competitive and economic climate and our ability to repay our debt autonomously. Proposed shareholder distributions will be announced at the earnings disclosure of the full year.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	15

3.3       Procedures of the independent auditor

The statutory auditors, KPMG Bedrijfsrevisoren – Reviseurs d’Entreprises CVBA, represented by Jos Briers, have confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim Financial Information as of and for the nine month period ended September 30, 2009, included in this press release.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	16

4       Telenet Group Holding NV – Selected EU GAAP

consolidated statement of operations detail

As of and for the three months ended	Sept 2009	Sept 2008	Change %

Premises serviced (in thousands)

Homes passed - Telenet Network	2,788	1,933	44%
Homes passed - Partner Network	-	829	n/a

Television

Analog Cable TV
Analog Cable TV	1,441	1,135	27%
PayTV on Partner Network	6	20	-70%
Total Analog Cable TV	1,447	1,155	25%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	857	519	65%
Digital Cable TV (INDI)	59	-	n/a
Total Digital Cable TV	916	519	76%

Total Cable TV	2,363	1,674	41%

Internet

Residential Broadband Internet	1,052	926	14%
Business Broadband Internet	33	31	6%
Total Broadband Internet	1,085	958	13%

Telephony

Residential Telephony	704	595	18%
Business Telephony	11	9	22%
Total Telephony	715	604	18%

Mobile telephony (active customers)	104	80	30%

Total Premises Serviced (excl. Mobile)	4,163	3,236	29%

Churn

Basic cable television	6.5%	8.8%
Broadband internet	7.4%	8.9%
Telephony	6.4%	8.4%

Customer relationship information on Combined Network (*)

Triple play customers	627	373	68%
Total customer relationships (in thousands)	2,363	1,674	41%
Services per customer relationship	1.76	1.67	5%
ARPU per customer relationship (in € / month)	35.3	33.0	7%

(*) Subscribers and/or customer relationships on the Telenet Partner Network are included for 2009, but excluded for 2008.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	17

5                                     Telenet Group Holding NV – Selected EU GAAP condensed consolidated interim financial statements

5.1                          EU GAAP condensed consolidated interim statement of comprehensive income (unaudited)

	For the three months ended			For the nine months ended
(€ in millions, except shares and per share amounts)	September 30,			September 30,
	2009	2008	Change %	2009	2008	Change %

Revenue

Basic cable television	80.5	55.1	46%	240.0	164.5	46%
Premium cable television	29.4	19.2	53%	82.5	56.3	47%
Distributors / other	18.1	7.3	149%	38.0	23.5	62%
Residential broadband internet	101.2	94.0	8%	298.7	279.6	7%
Residential telephony	56.0	53.4	5%	165.1	159.5	3%
Business services	19.3	18.0	7%	57.6	56.1	3%

Total Revenue	304.5	247.0	23%	881.9	739.4	19%

Expenses

Cost of services provided	(179.4)	(141.4)	27%	(505.5)	(426.3)	19%

Gross Profit	125.2	105.6	19%	376.4	313.1	20%

Selling, general & administrative expenses	(48.3)	(42.9)	13%	(143.6)	(134.7)	7%

Operating profit	76.8	62.7	23%	232.7	178.4	30%

Finance income	0.3	1.9	-84%	0.9	22.7	-96%
Net interest income and foreign exchange gain	0.3	1.9	-84%	0.9	4.5	-79%
Net gain on derivative financial instruments	-	-	n/a	-	18.2	n/a
Finance expenses	(39.6)	(61.7)	-36%	(120.9)	(118.2)	2%
Net interest expense and foreign exchange loss	(35.3)	(38.8)	-9%	(102.4)	(118.2)	-13%
Net loss on derivative financial instruments	(4.4)	(22.8)	-81%	(18.5)	-	n/a
Net Finance expense	(39.3)	(59.7)	-34%	(120.0)	(95.5)	26%
Share of the loss of equity accounted investees	(0.2)	(0.3)	-21%	(0.5)	(0.5)	3%

Profit before income tax	37.3	2.7	1280%	112.3	82.5	36%

Income tax expense	(12.3)	(19.9)	-38%	(39.6)	(50.7)	-22%

Profit (loss) for the period	25.0	(17.2)	n/a	72.7	31.8	129%

Other comprehensive income for the period, net of income tax	-	-	n/a	-	-	n/a

Total comprehensive income (loss) for the period, attributable to owners of the company	25.0	(17.2)	n/a	72.7	31.8	129%

EBITDA	154.8	127.4	22%	459.6	369.8	24%
margin %	50.8%	51.6%		52.1%	50.0%

Weighted average shares outstanding	111,712,355	110,261,551		111,202,512	109,863,618
Basic earnings per share	0.22	(0.16)		0.65	0.29
Diluted earnings per share	0.22	(0.16)		0.65	0.29

Expenses by Nature

Employee benefits	32.6	32.2	1%	89.4	92.4	-3%
Share based compensation	2.7	0.6	346%	3.8	4.1	-7%
Depreciation	59.4	48.5	23%	177.0	141.9	25%
Amortization	14.2	13.6	4%	39.8	39.2	1%
Amortization of broadcasting rights	1.7	2.0	-15%	6.2	6.2	1%
Network operating and service costs	90.1	66.7	35%	252.8	205.9	23%
Advertising, sales and marketing	15.4	13.4	15%	45.0	41.6	8%
Other costs	11.5	7.3	58%	35.1	29.8	18%

Total Expenses	227.7	184.2	24%	649.2	561.0	16%

Certain comparative amounts in the 2008 income statement under the revenue section have been reclassified for purposes of more appropriate comparison between the figures of the reported period for the current year and the previous year. Please refer to comments on page 4, section 1 “Reclassification of revenue from business coax products” for more details.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	18

5.2       EU GAAP Condensed consolidated interim statement of cash flows (unaudited)

	For the three months ended			For the nine months ended
(€ in millions)	September 30,			September 30,
	2009	2008	% Change	2009	2008	% Change

Profit (loss) for the period	25.0	(17.2)	n/a	72.7	31.8	129%
Depreciation, amortization and impairment	75.3	64.2	17%	223.0	187.4	19%
Working capital changes and other cash items	(8.2)	(6.9)	18%	(17.9)	33.1	n/a
Income tax expense	12.0	19.9	-40%	39.3	50.7	-22%
Net interest expense and foreign exchange loss	35.0	36.9	-5%	101.4	113.7	-11%
Net loss/(gain) on derivative financial instruments	4.4	22.8	-81%	18.5	(18.2)	n/a
Cash interest expenses and cash derivatives	(33.3)	(39.1)	-15%	(86.0)	(110.6)	-22%
Net cash provided by operating activities	110.2	80.7	37%	351.1	287.9	22%

Net cash used in investing activities	(60.2)	(49.6)	21%	(209.0)	(173.7)	20%

Adjustments for free cash flow (acquisitions)	5.4	-	n/a	6.0	4.5	32%
Free Cash Flow	55.5	31.1	78%	148.1	118.8	25%

Net debt redemptions	-	83.1	n/a	5.0	77.1	-94%
Other (incl. finance lease and capital decreases)	(73.8)	(0.2)	n/a	(82.3)	(6.6)	n/a
Net cash provided by (used in) financing activities	(73.8)	82.9	n/a	(77.3)	70.5	n/a

Cash at beginning of period	154.2	147.3	5%	65.6	76.6	-14%
Cash at end of period	130.5	261.3	-50%	130.5	261.3	-50%
Net cash generated (used)	(23.7)	114.0	n/a	64.8	184.7	-65%

TELENET GROUP HOLDING NV – EARNINGS RELEASE FIRST NINE MONTHS 2009	19

5.3       EU GAAP Condensed consolidated interim statement of financial position (unaudited)

	Sept 30,	Dec 31,	Change
(€ in millions)	2009	2008

ASSETS
Non-current Assets:
Property and equipment	1,296.9	1,286.1	10.8
Goodwill	1,239.8	1,186.3	53.5
Other intangible assets	305.6	357.8	(52.2)
Deferred tax assets	-	-	n/a
Derivative financial instruments	9.5	14.9	(5.4)
Other assets	3.5	1.5	2.0
Total non-current assets	2,855.3	2,846.6	8.7

Current Assets:
Inventories	5.5	4.1	1.4
Trade receivables	66.2	67.8	(1.6)
Derivative financial instruments	0.1	0.2	(0.1)
Other current assets	45.9	38.4	7.5
Cash and cash equivalents	130.5	65.6	64.8
Total current assets	248.2	176.1	72.0

TOTAL ASSETS	3,103.5	3,022.7	80.8

EQUITY AND LIABILITIES
Equity:
Share capital	1,041.4	1,089.6	(48.2)
Share premium and other reserves	900.8	898.0	2.8
Retained loss	(1,744.8)	(1,817.4)	72.7
Total equity	197.4	170.2	27.2

Non-current Liabilities:
Loans and borrowings	2,287.6	2,282.1	5.4
Derivative financial instruments	19.2	14.9	4.3
Deferred revenue	9.1	10.7	(1.6)
Deferred tax liabilities	45.4	16.8	28.6
Other liabilities	47.0	47.3	(0.3)
Total non-current liabilities	2,408.3	2,371.9	36.4

Current Liabilities:
Loans and borrowings	30.8	34.5	(3.8)
Trade payables	64.9	45.4	19.5
Accrued expenses and other current liabilities	286.7	266.0	20.7
Deferred revenue	101.3	129.4	(28.1)
Derivative financial instruments	14.2	5.3	8.9
Total current liabilities	497.9	480.7	17.2

Total liabilities	2,906.2	2,852.6	53.6

TOTAL EQUITY AND LIABILITIES	3,103.5	3,022.7	80.8